                                                                     Exhibit 1.6


INVITATION TO
THE ANNUAL GENERAL MEETING
OF IXOS SOFTWARE AG



Tuesday, November 19, 2002, AT 10 A.M.
FORUM HOTEL MUNICH


DIRECTIONS TO THE FORUM HOTEL IN
MUNCHEN

TRAVEL BY CAR:

The Forum Hotel has its own parking garage at your disposal. It is chargeable.

WAY FROM NURNBERG:

     Stay on the A9 until you reach the end and follow the signs saying "Stadmitte" on to the Mittlerer ring (Isarring) in an eastward direction
     (Ost).

     Before you cross the river Isar turn right into Ifflandstrasse and follow it straight on for about 2 kilometers.

     At the end of Steindorfstrasse turn left and cross the river on the Ludwigsbrucke. When you see the Gasteig turn right from Rosenheimer Strasse into Hochstrasse.


WAY FROM SALZBURG:

     Follow the A8 to Munich and go straight on until you see the hotel on the left.

     Then turn left at the traffic lights.

WAY FROM STUTTGART:

     Coming from the A8 follow the signs to Salzburg at the highway-junction Munchen Eschenried on to the A99.

     Stay on the A99. At the junction Autobahnkreuz Munchen Nord follow the A9 to Munich.

     From now on see the itinerary from Nurnberg.

FROM THE AIRPORT (CAR):

     Drive down the A92 and follow the signs to Munchen at the highway-junction Autobahnkreuz Eching on to the A9 in a southward direction.

     From now on see the itinerary from Nurnberg.

FROM THE AIRPORT/MAIN RAILWAY STATION (S-BAHN/PUBLIC TRANSPORT):

     Take the S-Bahn to Rosenheimer Platz (S8/S1 from the airport).

     Go up the escalator in the direction of the train, head left and follow the signs to the hotel. The hotel has its own entrance into the subway level.


IXOS SOFTWARE AG
Technopark 1
Bretonischer Ring 12
85630 Grasbrunn
Germany
Tel.: +49.(0)89.46.29.2400
Fax:  +49.(0)89.4629.1598
eMail: ir@ixos.de
INTERNET: www.ixos.com


                                                                         IXOS(R)
                                                    eBUSINESS DOCUMENT SOLUTIONS

INVITATION TO THE ANNUAL GENERAL MEETING

of IXOS SOFTWARE Aktiengesellschaft,
with registered office in Grasbrunn near Munich
-- German Securities Code Number (WKN) 506 150 --


The Company's shareholders are hereby cordially invited to the Annual General Meeting to be held on Tuesday, November 19, 2002, at 10 a.m.
at the Forum Hotel Munich,
HochstraBe 3,
81699 Munich, Germany.

AGENDA


1 PRESENTATION OF THE APPROVED ANNUAL FINANCIAL STATEMENTS, THE CONSOLIDATED FINANCIAL STATEMENTS, AND THE MANAGEMENT REPORT OF IXOS SOFTWARE AKTIENGESELLSCHAFT AND THE GROUP FOR FISCAL 2001/2002, AS WELL AS OF THE REPORT OF THE SUPERVISORY BOARD


2    RATIFICATION OF THE ACTIONS OF THE EXECUTIVE BOARD FOR FISCAL YEAR
     2001/2002

The Executive Board and the Supervisory Board propose that the actions of the Supervisory Board are formally approved for fiscal year 2001/2002.


3    RATIFICATION OF THE ACTIONS OF THE SUPERVISORY BOARD FOR FISCAL YEAR
     2001/2002

The Executive Board and the Supervisory Board propose that the actions of the Supervisory Board are formally approved for fiscal year 2001/2002.


4    APPOINTMENT OF THE AUDITORS FOR FISCAL YEAR 2002/2003

The Supervisory Board proposes the appointment of Ernst & Young AG Wirtschaftsprufungsgesellschaft, Munich, as auditors for fiscal year 2002/2003.


5    RESOLUTION ABOUT THE COMPANY'S AUTHORISATION TO PURCHASE ITS OWN SHARES

The Executive Board and the Supervisory Board propose to extend the authorization to purchase its own shares as decided during the General Meeting of March 6, 2002 to the legally defined maximum duration of 18 months, and to pass the following resolution:


By dissolving the authorization dated March 6, 2002 the Company is authorized until November 19, 2004 to purchase own shares up to the amount of E2,152,465. The authorization may be exercised in full or in part.

Where own shares are purchased through the stock exchange, the purchase price per non-par value share paid by the Company may not exceed by more than 10% or undershoot by more than 10% the mean XETRA closing price (excluding transaction costs) for the Company's shares on the Frankfurt Stock Exchange for the five trading days immediately prior to the acquisition of the shares. Where own shares are purchased through a public purchase offer, the purchase price per non-par value share offered and paid by the Company, to the extent that this is otherwise permitted by law, may not exceed by more than 10% or undershoot by more than 10% the mean closing price for the Company's shares on the Franfurt Stock Exchange for the five trading days immediately preceding publication of the purchase offer.

The authorization relates particularly to the purposes set out below:

a) Offering Company shares to persons entitled to stock options under the stock option program resolved or to be resolved by the General Meeting;

b)   Redeeming Company shares;

c) Offering Company shares to third parties as a part of a combination with other businesses or in connection with acquiring another company or equity interests in companies.

The Executive Board is authorized to use own shares purchased as a result of this authorization for the above purposes with the approval of the Supervisory Board without requiring a further resolution of the General Meeting. Where the shares are used for the purposes set out under a) and/or c), shareholders' subscription rights are excluded.

In accordance with section 71(1) no. 8 sentence 5 and section 186(4) sentence 2 of the Aktiengesetz (AktG -- German Public Companies Act), the Executive Board has compiled a written report stating the reason for the exclusion of subscription rights.

The report will be made available to shareholders for inspection in the Company's offices form the date the General Meeting is convened. The report will be sent to any shareholder without delay and free of charge upon request. The report will also be published on the Company's website (www.ixos.com/agm2002).

The following is a summary of the key information to be published in the report:

It is permissible to exclude subscription rights when purchasing own shares, since the total number of shares that can be repurchased does not exceed 10% of the share capital. Furthermore, the acquisition is suitable and necessary to serve the beneficiaries of stock option programs when converting options into shares within the scope of the stock option program resolved in previous General Meetings, since this is the only way in which the number of shares required which cannot be covered by contingent capital can be made available (see a) above).

Moreover, the Company can avoid damage to itself by redeeming shares (see b) above).

Furthermore, the purchase of treasury stock is a suitable, necessary and appropriate means of collaborating with other companies, since this is the only way to pay for mutual equity interests (see c) above).


6 ELECTION OF THE SUPERVISORY BOARD AND ELECTION OF A SUBSTITUTE MEMBER FOR THE SUPERVISORY BOARD

a)   ELECTION OF THE SUPERVISORY BOARD

The Supervisory Board has six members, its composition complies with section 96(1) of the AktG in conjunction with section (76)1 of the Betriebsverfassungsgesetz (BetrVG -- Works Constitution Act) 1952, with four shareholder representatives and two employee representatives.

The shareholder representatives Hansjorg Staehle, Eberhard Farber, Richard Roy and Christopher Schonberger will resign from the Supervisory Board with effect from November 30, 2002.

The Supervisory Board proposes to elect the following persons as shareholder representatives of the Supervisory Board as from December 1, 2002:

Hansjorg Staehle, Munich, Attorney-at-law,
Partner of Beil Staehle Wagner & Milde, attorneys at laws

Eberhard Farber, Munich, Diplom-Kaufmann

Richard Roy, Dreieich, Diplom-Ingenieur

Dr. Klaus Esser, Dusseldorf, lawyer,
Partner of General Atlantic Partners

The members listed above shall serve out the remaining term of office for the members stepping down from the Board -- Hansjorg Staehle, Eberhard Farber, Richard Roy and Christopher Schonberger -- i.e. until completion of the 2004 Annual General Meeting.

Details of nominees' memberships of other statutory Supervisory Boards and on comparable controlling bodies of companies based in Germany and abroad are enclosed with the information for shareholders in accordance with section 125 of the AktG.

The General Meeting is not bound to elect the Supervisory Board's nominees.

b)   Election of a substitute member of the Supervisory Board

Klaus-Dieter Laidig, the Supervisory Board substitute member, has informed the Company that he will no longer be available to serve as the substitute member of the Supervisory Board with effect from November 30, 2002.

At the same time as electing Hansjorg Staehle, Eberhard Farber, Richard Roy and Dr. Klaus Esser to the Company's Supervisory Board, the Supervisory Board proposes to appoint

Tom Tinsley, Washington D.C., USA, Betriebswirt
Partner of General Atlantic Partners

as the substitute member for Hansjorg Staehle, Eberhard Farber, Richard Roy and Dr. Klaus Esser with effect from December 1, 2002. Mr. Tinsley will replace Hansjorg Staehle, Eberhard Farber, Richard Roy or Dr. Klaus Esser should one of the above step down before the end of his term of office.

The General Meeting is not bound to elect the Supervisory Board's nominees as the substitute member.

7 REMUNERATION OF THE SUPERVISORY BOARD AND AMENDMENTS TO THE ARTICLES OF ASSOCIATION

The Management Board proposes to amend section 15 paragraph 1 of the Articles of Association as follows:

Each member of the Supervisory Board will receive, in addition to the reimbursement of expenses, a fixed compensation of E10,000. The Chairman will receive twice that amount, the Vice Chairman will receive one and a half times that amount. Moreover, each member of the Supervisory Board will receive a variable compensation of E1,250 for each Supervisory Board and Committee meeting that such member of the Supervisory Board attends. Committee meetings that are held on the same day as Supervisory Board meetings will not be compensated. Compensation is payable at the end of the Fiscal Year.

8 CREATION OF A NEW AUTHORIZED CAPITAL V AND AMENDMENTS TO THE ARTICLES OF ASSOCIATION

The Authorized capital I up to a nominal amount of E1,800,000 resolved at the Annual General Meeting of November 25, 1999 was completely exhausted as part of General Atlantic Partners' acquisition of an equity interest in the Company. The Executive Board and Supervisory Board therefore propose the following resolution.

a)   CREATION OF A NEW AUTHORIZED CAPITAL V

The Executive Board is authorized for five years, starting with the date this resolution is entered in the commercial register, to increase the share capital for the Company on one or more occasions with the approval of the Supervisory Board by up to a total nominal amount of E7,762,329 by issuing new no-par value bearer shares against cash and non-cash contributions; these shares carry dividend rights from the beginning of the fiscal year in which they are issued (authorized capital V). Shareholders generally will be granted subscription rights.

Where shares are issued against non-cash contributions, in particular for the purpose of acquiring companies or equity interests in companies, the Executive Board is authorized to exclude shareholders' statutory subscription rights with the approval of the Supervisory Board. The Executive Board is further entitled, with the approval of the Supervisory Board, to exclude shareholders' subscription rights in order to increase the Company's share capital on one or more occasions by up to a nominal amount of E2,152,465 in total by issuing new no-par value bearer shares against cash contributions at an issuing price not significantly lower than the market price for shares in the Company as a whole at the time the issuing price is fixed by the Executive Board. Where the aforementioned authorizations to exclude subscription rights are not exercised by the Executive Board, subscription rights can only be excluded for fractions. The Executive Board is authorized, with the approval of the Supervisory Board, to set out the specific details of the capital increase and its implementation.

b)   AMENDMENT TO THE ARTICLES OF ASSOCIATION

Section 5 of the Articles of Association (share capital) is amended by the addition of paragraph 8 as follows:

"The Executive Board is authorized for five years, starting with the date this section 5(8) is entered in the commercial register, to increase the Company's share capital, with the approval of the Supervisory Board, on one or more occasions up to total a nominal amount of E7,762,329 by issuing new non-par value bearer shares against cash or non-cash contributions, these shares carry dividend rights from the beginning of the fiscal year the shares are issued (authorized capital V). Shareholders generally will be granted subscription rights.

Where share are issued against non-cash contributions, for the purpose of acquiring companies or equity interests in companies in particular, the Executive Board is entitled to exclude shareholders' statutory subscription rights with the approval of the Supervisory Board. The Executive Board is further entitled, with the approval of the Supervisory Board, to exclude shareholders' subscription rights in order to increase the Company's share capital on one or more occasions by up to a total nominal amount of E2,152,465 by issuing new non-par value bearer shares against cash contributions at an issuing price not significantly lower than the market price of shares in the Company as a whole at the time the issuing price is fixed by the Executive Board. Where the aforementioned authorizations to exclude subscription rights are not exercised by the Executive Board, shareholders' subscription rights can only be excluded for fractions. The Executive Board is authorized, with the approval of the Supervisory Board, to set out the specific details of the capital increase and its implementation."

c)   Reason for excluding shareholders' subscription rights

The Executive Board has compiled a written report in accordance with section 203(1) sentence 1 and section 186(4) sentence 2 of the AktG containing the reason for the exclusion of subscription rights. The report will be made available to shareholders for inspection in the Company's offices from the date the General Meeting is convened and will be sent to any shareholder without delay and free of charge upon request. This report will also be published on the Company's website(www.ixos.com/agm2002).

The following is a summary of the key information to be published in the report:

The exclusion of subscription rights within the scope of authorized capital V is permissible because the capital increase against cash contributions does not exceed 10% of share capital and the issuing price is not significantly lower than the (forecast) market price.

The exclusion of subscription rights within the scope of the capital increase against non-cash contributions for the purpose of acquiring companies or equity interest in companies enables shares to be issued as consideration for potential acquisitions. This form of consideration is becoming an increasingly important requirement for companies to be able to compete nationally and internationally. Being able to offer own shares as an acquisition currency gives companies an advantage in the competition for interest takeover candidates. The proposed authorization is intended to enable the Company to take full advantage of opportunities to acquire companies or equity interests in companies flexibly and in a cost effective manner in the interests of shareholders and of the company.

Participation at the General Meeting

In accordance with section 18 of the Company's Articles of Association, shareholders are entitled to attend the General Meeting and to exercise their voting rights, provided they have lodged their shares at a German notary public, at a securities deposit bank or at

Deutsche Bank

by November 12, 2002 during normal hours of business at the latest, and provided the shares remain lodged there until the General Meeting is completed. In the case where shares are lodged with a German notary public, the certificate attesting the deposit issued by the latter must reach the Legal Department of the Company by November 13, 2002 at the latest.

A deposit with one of the above-mentioned agents is also deemed to have been effected when shares are held in a blocked cus-tody account at a bank in favor of the agent, with the approval of a depositary agent, until the General Meeting is completed.

Persons authorized to attend the General Meeting will be sent admission tickets. Voting rights can be exercised by a proxy, in particular by a bank or by a shareholders' association. In order to make it easier for shareholders to exercise their rights in person, the Company has appointed the lawyer Dr. Christoph von Einem from Haarmann Hemmelrath, attorneys at law, as an independent proxy. Dr. von Einem will vote solely as directed by the shareholder concerned and will be present throughout the General Meeting. He may be contacted prior to the General Meeting at Haarmann Hemmelrath, MaximillanstraBe 36, 80539 Munich, Germany (Tel: +49(0)89/216360). Except in the case where the proxy is a bank or shareholders' association (section 135(1) sentence 1 of the Aktiengesetz (AktG - German Public Companies Act) proxy, the power of attorney must be submitted in writing or by fax and must be available on the day of the General Meeting.

The annual financial statements, the consolidated financial statements and the management report for IXOS SOFTWARE Aktiengesellschaft and the Group for fiscal year 2001/2002 as well as the report of the Supervisory Board will be available for inspection by the shareholders at the business premises of the Company from the time the General Meeting is convened and during the General Meeting. All shareholders can receive a copy of these documents on request. In addition, the Annual Report, including the consolidated financial statements and Group management report, and the agenda for the Ordinary Meeting, may be downloaded via the Company's Internet site (www.ixos.com/agm2002).

The speech given by the Chairman of the Executive Board on business developments and the speech by the Chief Financial Officer on the Company's corporate governance principles will be broadcast live over the internet at www.ixos.com/agm2002, and a recording of the speech can be downloaded following the General Meeting.



Grasbrunn, October 2002


The Executive Board




ORDER SERVICE
IXOS ANNUAL REPORT


Shareholders who would like to order the current IXOS Annual Report please fill in their name and address in the detachable order form and send it per Fax to +49.(0)89.4629.1598.

The IXOS Annual Report can also be ordered by telephone under +49.(0)89.4629.2400 or by eMail under ir@ixos.de.



HEREBY I WOULD LIKE TO ORDER THE IXOS ANNUAL REPORT 2002. PLEASE SEND THE ANNUAL REPORT TO:


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                                       7

                          REPORT OF THE EXECUTIVE BOARD

                               OF IXOS SOFTWARE AG

           ABOUT THE REASONS FOR THE EXCLUSION OF SUBSCRIPTION RIGHTS

                concerning the creation of a new authorized capital V
                     (Sections 203 Abs. 1 Satz 1, 186 Abs. 4 S. 2 AktG) and concerning Company's authorisation to purchase its own shares
                     (Section 71 Abs. 1 Nr. 8 S. 5, 186 Abs. 4 S. 2 AktG)
               on the Annual General Meeting on November 19, 2002


1. The exclusion of subscription rights within the scope of authorized capital V is permissible because the capital increase against non-cash contributions for the purpose of acquiring companies or equity interest in companies enables the company to issue shares as consideration for potential acquisitions. This form of consideration is becoming an increasingly important requirement for companies to be able to compete nationally and internationally. Being able to offer own shares as an acquisition currency gives companies an advantage in the competition for interesting takeover candidates. The proposed authorization is intended to enable the Company to take full advantage of opportunities to acquire companies or equity interests in companies flexibly and in a cost effective manner in the interests of shareholders and of the Company.

2. The exclusion of subscription rights within the scope of authorized capital V is permissible because the capital increase against cash contributions does not exceed 10% of share capital and the issuing price is not significantly lower than the (anticipated) market price

3. The exclusion of subscription rights for fractions eases the handling of the capital increase, in particular to obtain workable subscription ratios.

4. The exclusion of subscription rights within the scope of purchasing own shares is permissible because the total number of shares that can be repurchased does not exceed 10% of the share capital and

     a) the acquisition is suitable and necessary to serve the beneficiaries of stock option programs when converting options into shares within the scope of the stock option programs resolved in previous General Meetings, since this is the only way in which the number of shares required which cannot be covered by contingent capital can be made.

     b)   the Company can avoid damage to itself by redeeming shares.

     c) the purchase of own shares is a suitable, necessary and appropriate means of collaborating with other companies, since this is the only way to pay for mutual equity.


Grasbrunn, September 2002

Executive Board

ADDITIONAL INFORMATION CONCERNING TOPIC 6

In addition to topic 6 of the agenda - "Election of the Supervisory Board and election of a substitute member for the Supervisory Board" details of nominees' memberships of other statutory Supervisory Boards and of comparable controlling bodies of companies based in Germany and abroad are stated as follows:


Hansjorg Staehle

Chairman of the Supervisory Board of Glautec AG,
Nurnberg, Germany
Chairman of the Supervisory Board of Alas AG,
Grafelfing, Germany
Member of the Supervisory Board of Munich Business Angels AG,
Munich, Germany


Dr. Klaus Esser

Chairman of the Supervisory Board of Apollis AG,
Munich, Germany
Member of the Supervisory Board of GWI AG, Bonn, Germany
Member of the Supervisory Board of Alstom S.A., Paris
Member of the Board of Critical Path, Inc., San Francisco, USA


Tom C. Tinsley

Member of the Board of BMC Software Inc., Houston, Texas
Member of the Board of Meta4, Madrid, Spain
Member of the Board of Internosis, Arlington, VA, USA
Member of the Board of Xchanging, London
Member of the Board of Philanthropic Research, Inc.,
Williamsburg, VA, USA